JOHN HANCOCK FUNDS II John Hancock Value & Restructuring Fund Managed by UST Advisors, Inc. For the Quarter Ended December 31, 2007 Procedures Pursuant to Rule 10f-3

(1)	Name of Underwriter & Syndicate Members

Joint Lead Managers-Books: Lehman Brothers

(2)	Name of Issuers

JP Morgan

(3)	Title of Securities

Visa, Inc.

(4)	Date of First Offering 3/19/08

(5)	Amount of Total Offering $17.9 Billion

(6)	Unit Price of Offering $44.00

(7)	Underwriting Spread or Commission $0.55

(8)	Years of Issuer’s Operations

50

(9)	Trade Date

3/18/2008

(10)	Portfolio Assets on Trade Date $474,392,587

(11)	Price Paid Per Unit $44.00

(12)	Total Price Paid by Portfolio $425,480

(13)	% of Portfolio Assets Applied to Purchase

0.09%

(15)	Test set forth in paragraph (B)(4) of Procedures satisfied?

Yes

(16)	Prohibitions set forth in paragraph (B)(5) of Procedures not violated?

Yes

(17)	Years of Continuous Operation (unless municipal security, see below)

Over 3 years

(18)	Municipal Security - Received a rating in compliance with paragraph (A)(4) of the Procedures?

N/A

(19)	Have the conditions in paragraphs (B)(1)(a), (B)(1)(b) and (B)(1)(c) of Procedures been satisfied?

Yes

All purchases by Wells Capital Management described above were effected in compliance with the Trust’s Rule 10f-3 procedures.

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Mai Shiver

Chief Compliance Officer